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                                                                    Exhibit 99.1

                                                        [LOGO OF NATIONAL STEEL]

                                                      National Steel Corporation
                                                       4100 Edison Lakes Parkway
                                                        Mishawaka, IN 46545-3440

News Release

Media Contact:                      Tamara J. Freeman
                                    574-273-7558

Analyst / Investor Contact:         William E. McDonough
                                    574-273-7414


            NATIONAL STEEL CORPORATION ANNOUNCES SETTLEMENT AGREEMENT REGARDING MEDICAL BENEFITS AND LIFE INSURANCE COVERAGE FOR RETIREES

         Mishawaka, IN, July 16, 2003 -- National Steel Corporation and the Official Committee of Salaried Non-Represented Retirees of National Steel Corporation (the "Retiree Committee") announced today that they have entered into a settlement agreement regarding the modification of medical benefit and life insurance coverage of Retirees. Under the terms of the settlement agreement, National Steel will stop paying premiums for Retiree's health and life insurance plans on July 31, 2003. Retirees will have a choice of (a) paying for the continuation of their existing medical coverage through October 31, 2003, (b) paying for employer-sponsored medical coverage with both reduced rates and benefits, or (c) finding their own medical coverage. Information packets are being mailed to retirees shortly and educational sessions are being planned for July.

         The second medical coverage option offered by National Steel satisfies many of the Committee's concerns about offering affordable, continuing medical coverage including prescription drugs with no pre-existing condition limitations. Committee spokesperson, former

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National Steel executive Leon Judd, stated that "Offering the second medical coverage option as an employer sponsored plan addresses the Retiree Committee's concerns about offering an alternative to existing medical coverage, which will be available to all Retirees regardless of their state of residence on a continuing basis. Offering a choice of alternatives permits those Retirees most in need of their current benefit level to elect to continue it for a period of time, while presenting a more affordable option with reduced benefits to those Retirees unable to afford continuing their present level of benefits. In addition, the offering addresses the Retirees' desire to maintain continuous coverage and positions the Retirees to take advantage of the Health Coverage Tax Credit established by the Trade Act of 2002. By addressing these needs, National Steel and the Retiree Committee have made the most of limited resources in a difficult situation."

         The Retiree Committee was formed pursuant to Section 1114 of the Bankruptcy Code to act as the authorized representative of National Steel's non-union, salaried retirees with respect to their medical and life insurance benefits. National Steel sold substantially all of its assets to U.S. Steel in May, and is winding down its business.

         Press inquiries can be addressed to Committee Spokesperson Leon Judd at leonjudd@msn.com